Exhibit 99.1

FOR IMMEDIATE RELEASE


Contacts:
Kelli Harrington Nemer                    Michael P. Binko, APR
Manager, Investor Relations               Manager, Public Relations
703-904-4100, ext. 1245                   703/904-4285
harringtonk@psi.com                       binko@psi.com


              PSINET INC. ANNOUNCES THE COMPLETION OF ITS EXCHANGE OFFER FOR ITS UNREGISTERED 10% SENIOR NOTES DUE 2005


HERNDON, VA, June 11, 1998 (Nasdaq: PSIX) - PSINet Inc., a leading global facilities-based provider of Internet services and related products to businesses, today announced that it had completed its previously announced offer to exchange its 10% Senior Notes due 2005, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to, and subject to the conditions set forth in, a Prospectus dated May 7, 1998 (the "Prospectus") and related Letter of Transmittal, for its previously outstanding 10% Senior Notes due 2005, Series A (the "Initial Notes"), which had not been registered under the Securities Act.

Under the exchange offer, holders of the Initial Notes received $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Initial Notes exchanged. The Exchange Notes evidence the same debt as the Initial Notes (which they have replaced) and have been issued under, and are entitled to the benefits of, the Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as Trustee, which governs both the Initial Notes and the Exchange Notes.

PSINet announced that, as of 5:00 pm New York City time, on June 11, 1998, 100% of the $600,000,000 aggregate principal amount of the Initial Notes originally outstanding had been tendered for exchange and not withdrawn.

About PSINet

PSINet is a global facilities-based Internet Protocol (IP) data communications carrier focused on the business marketplace. As the first and largest independent commercial Internet service provider in the world, PSINet offers a broad set of high-speed corporate LAN connectivity services supporting managed security and guaranteed Internet, intranet, electronic commerce, Web hosting services, and services for other carriers and ISPs. PSINet operates an international state-of-the-art frame relay-based, IP-optimized network connecting to ISDN, ATM, SMDS, and wireless/satellite systems, serving over 33,000 corporate accounts with over 400 points of presence extending to 10 countries.

Headquartered in Herndon, VA, PSINet has subsidiaries in Canada, Japan, Belgium, France, Germany, Italy, the Netherlands, Switzerland, and the UK. For more information, contact PSINet by telephone at 703-904-4100, by e-mail at info@psi.com, or by accessing the Web site at http://www.psi.net.



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